Exhibit 99.1

Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08 Bermuda
archgroup.com

PRESS RELEASE

Arch Capital Group Ltd. Announces Leadership Transition
Nicolas Papadopoulo Appointed CEO
Marc Grandisson to Retire

Pembroke, Bermuda, October 14, 2024 — Arch Capital Group Ltd. (NASDAQ: ACGL, “Arch,” “our” or “the Company”) today announced that Nicolas Papadopoulo has been named Chief Executive Officer and is joining the Board of Directors effective immediately. Papadopoulo has held his current positions of President and Chief Underwriting Officer since 2021 and previously served in various leadership and underwriting roles at the Company beginning in 2001.
Marc Grandisson, who has served as CEO since 2018 and has been with Arch since 2001, has decided to retire from the Company.
“On behalf of the entire Board, I would like to thank Marc for his leadership and significant contributions to Arch over the past two decades, during which Arch experienced outstanding growth and profitability and established itself as a market-leading, global specialty insurer,” said John Pasquesi, Chair of the Board. “Consistent with the Board’s robust succession planning process, we believe Nicolas’ experience and expertise make him the ideal person to lead Arch going forward to drive growth and value for all shareholders. We look forward to working with Nicolas as CEO, and the entire leadership team, as we position Arch for even greater success in the future.”
“I am excited for the opportunity to lead this exceptional company, alongside the Board and our existing leadership team,” Papadopoulo said. “Arch has a unique culture focused on delivering the greatest value to our shareholders and clients. This, along with our incredibly talented employees, has resulted in Arch achieving record success since its formation. Our existing strategies of cycle management and thoughtful capital allocation remain the Company’s priorities.”
Papadopoulo has been the President and Chief Underwriting Officer of Arch and Chief Executive Officer of Arch Worldwide Insurance Group since January 1, 2021. From September 2017 to December 2020, Papadopoulo was Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Chief Underwriting Officer for Property and Casualty Operations. From July 2014 to September 2017, Papadopoulo was Chairman and Chief Executive Officer of Arch Reinsurance Group at Arch Capital Group Ltd. He joined Arch Re Bermuda in December 2001 where he held a variety of underwriting roles.

Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l’Administration Economique in France with a master’s degree in statistics.
“I’m incredibly grateful for the opportunity to have been a part of the founding team that helped build and grow Arch to where it is today,” said Grandisson. “I am proud to pass the baton to Nicolas, who is the right leader to take Arch into the future for our clients, employees and investors. Finally, thank you to our world-class employees for their hard work and passion, to our Board for their guidance, and to our clients who place their trust in us year after year.”

About Arch Capital Group Ltd.

Arch Capital Group Ltd. (Nasdaq: ACGL) is a publicly listed Bermuda exempted company with approximately $23.4 billion in capital at June 30, 2024. Arch, which is part of the S&P 500 Index, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward−looking statements. This release or any other written or oral statements made by or on behalf of Arch Capital Group Ltd. and its subsidiaries may include forward−looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward−looking statements.
Forward−looking statements can generally be identified by the use of forward−looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. Forward−looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: adverse general economic and market conditions; increased competition; pricing and policy term trends; fluctuations in the actions of rating agencies and the Company’s ability to maintain and improve its ratings; investment performance; the loss of key personnel; the adequacy of the Company’s loss reserves, severity and/or frequency of losses, greater than expected loss ratios and adverse development on claim and/or claim expense liabilities; greater frequency or severity of unpredictable natural and man-made catastrophic events, including pandemics such as COVID-19; the impact of acts of terrorism and acts of war; changes in regulations and/or tax laws in the United States or elsewhere; ability to successfully integrate, establish and maintain operating procedures as well as integrate the businesses the Company has acquired or may acquire into the existing operations; changes in accounting principles or policies; material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements; availability and cost to the Company of reinsurance to manage our gross and net exposures; the failure of others to meet their obligations to the Company; an incident, disruption in operations or other cyber event caused by cyber attacks, the use of artificial intelligence technologies or other technology on the Company’s systems or those of the Company’s business partners and service providers, which could negatively impact the Company’s business and/or expose the Company to litigation; and other factors identified in our filings with the U.S. Securities and Exchange Commission (SEC).

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. All subsequent written and oral forward−looking statements attributable to us or persons acting on the Company’s behalf are expressly qualified in their entirety by these cautionary statements. The Company’s forward-looking statements speak only as of the date of this press release or as of the date they are made, and the Company undertakes no obligation to publicly update or revise any forward−looking statement, whether as a result of new information, future events or otherwise.
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Source:        Arch Capital Group Ltd.
        arch-corporate

Media Contacts:
Greg Hare ghare@archgroup.com
Stephanie Perez stperez@archgroup.com

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